CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENERGY AND POWER SOLUTIONS, INC.

Energy and Power Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:               That the Board of Directors of the Corporation by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the amended and restated certificate of incorporation of the Corporation:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Section 2(e)(i) of Article IV thereof so that, as amended, said Section shall be and read as follows:

“Deemed Liquidation.  For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation (A) sells, conveys, or otherwise disposes of all or substantially all of its property or business, (B) merges or consolidates with any other corporation (other than a wholly-owned subsidiary corporation), and the holders of capital stock of the Corporation immediately prior to such merger or consolidation do not hold at least fifty percent (50%) of the voting power of the Corporation or the acquiring or surviving entity or (C) transfers, in one transaction or a series of related transactions (whether by merger, consolidation or otherwise), the Corporation's securities to a person or group of affiliated persons (other than an underwriter of the Corporation's securities), and immediately following such transaction or series of transactions, such person or group of affiliated persons would hold at least fifty percent (50%) of the voting power of the Corporation (each a “Deemed Liquidation Event”);  provided, however, that a transaction shall not constitute a Deemed Liquidation Event if its sole purpose is (x) to change the state of the Corporation's incorporation or (y) to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately prior to such transaction.  In the event of a deemed liquidation as described above, provision shall be made in connection with such transaction to ensure that the holders of Preferred Stock receive, in connection with such transaction, an amount at least equal to the amount of the liquidation preference provided for in Section 2(a) and 2(b) above.”

SECOND:          That in lieu of a meeting and vote of stockholders, the stockholders have given their written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:              That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Energy and Power Solutions, Inc. has caused this certificate to be signed by the undersigned on this 29th day of March, 2010.

/s/ Jay Zoellner
Jay Zoellner
Chief Executive Officer

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENERGY AND POWER SOLUTIONS, INC.

Energy and Power Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Energy and Power Solutions, Inc.

2.	The corporation was originally incorporated and the original Certificate of Incorporation of the corporation was filed with the Secretary of the State of Delaware on March 2, 2010.

3.
This Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the written consent of the corporation’s Board of Directors and its stockholders.  This Amended and Restated Certificate of Incorporation restates, integrates, amends and supersedes the provisions of the Certificate of Incorporation of the corporation.

The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Energy and Power Solutions, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the state of Delaware is located at 32 W. Loockerman Street, Suite 201, Dover, Kent County, DE 19904.  The name of its registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE III
PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation is authorized to issue is Ninety Four Million (94,000,000) shares consisting of Fifty Three Million (53,000,000) shares of Common Stock, par value $0.0001 per share, and Forty One Million (41,000,000) shares of Preferred Stock, par value $0.0001 per share, of which Six Million (6,000,000) shares are designated “Series A Preferred Stock” and Thirty Five Million (35,000,000) shares are designated “Series B Preferred Stock.”  The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock, are as set forth below:

1.    Dividend Provisions.  The holders of the Preferred Stock shall only be entitled to dividends as, if and when declared by the Board of Directors of the Corporation.  Each holder of shares of Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase.  No dividend may be declared or paid on the Common Stock of the Corporation without the prior payment of a like dividend on the Preferred Stock.

2.    Liquidation Preference.

(a)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per share equal to $1.72 (the “Series B Original Issue Price”) (as adjusted for stock splits, stock dividends, stock combinations and other similar reclassifications).

(b)    Subject to and following payment in full of the amounts payable to the holders of Series B Preferred Stock pursuant to Section 2(a), the holders of Series A Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to $4.29864 (the “Series A Original Issue Price”) (as adjusted for stock splits, stock dividends, stock combinations and other similar reclassifications).

(c)    If upon any liquidation, dissolution or winding up of the Corporation, the assets and funds available for distribution are insufficient to permit the payment of the full aforesaid preferential amount to the holders of Preferred Stock, such assets and funds available will be distributed ratably among (i) first, the holders of Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to Section 2(a), until the full amounts payable to them pursuant to Section 2(a) have been made, and (ii) second, to the extent funds remain available for distribution after the distribution of the full preferential amount to the holders of Series B Preferred Stock, the holders of Series A Preferred Stock in proportion to the full preferential amounts each such holder is otherwise entitled to receive pursuant to Section 2(b).

(d)    Upon completion of the distributions required by Section 2(a) and 2(b) above, if any assets or funds remain, such assets and funds shall be distributed ratably among the holders of the Preferred Stock and the Common Stock in proportion to the number of shares of Common Stock (on as as-converted to Common Stock basis for the Preferred Stock) owned by each such holder.

(e)    Deemed Liquidation Event.

(i)    Deemed Liquidation.  For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation (A) sells, conveys, or otherwise disposes of all or substantially all of its property or business, (B) merges or consolidates with any other corporation (other than a wholly-owned subsidiary corporation), and the holders of capital stock of the Corporation immediately prior to such merger or consolidation do not hold at least fifty percent (50%) of the voting power of the Corporation or the acquiring or surviving entity, (C) transfers, in one transaction or a series of related transactions (whether by merger, consolidation or otherwise), the Corporation's securities to a person or group of affiliated persons (other than an underwriter of the Corporation's securities), and immediately following such transaction or series of transactions, such person or group of affiliated persons would hold at least fifty percent (50%) of the voting power of the Corporation, (D) ceases all or substantially all of the Corporation’s business activities or (E) effects any other event which has substantially the same effect as any of the foregoing (each a “Deemed Liquidation Event”);  provided, however, that a transaction shall not constitute a Deemed Liquidation Event if its sole purpose is (x) to change the state of the Corporation's incorporation or (y) to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately prior to such transaction.  In the event of a deemed liquidation as described above, provision shall be made in connection with such transaction to ensure that the holders of Preferred Stock receive, in connection with such transaction, an amount at least equal to the amount of the liquidation preference provided for in Section 2(a) and 2(b) above.

(ii)    Valuation of Consideration.  If the consideration received by the Corporation in a Deemed Liquidation Event is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability:

(1)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing.

(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the Corporation (the “Board”).

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(e)(ii)(A) to reflect the approximate fair market value thereof, as determined by the Board.

(iii)    Notice of Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and reference the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of any series of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such series of Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis.

(iv)    Effect of Noncompliance.  Unless waived by the holders of at least a majority of the Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, in the event the requirements of this Section 2(e) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e)(iii) hereof.

3.    Redemption.  The Corporation shall not have the right to redeem the Preferred Stock at any time.

4.    Conversion.  The holders of Preferred Stock shall have conversion rights as follows:

(a)    Right to Convert.  Subject to Section 4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”).  The Series A Preferred Stock Conversion Price shall initially be $4.29864 per share, and the Series B Preferred Stock Conversion Price shall initially be $1.72 per share.  The Conversion Price of each series of Preferred Stock shall be subject to adjustment as set forth in Section 4(d) below.

(b)    Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price in effect at the time (A) immediately prior to the closing of the Corporation’s initial sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 or its equivalent under the Securities Act of 1933, as amended, the public offering price of which is not less than $5.00 per share and which results in aggregate gross cash proceeds to the Corporation of not less than $30,000,000 (prior to deduction of underwriting discounts and commissions) (a “Qualified IPO”) or (B) on the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock (an “Automatic Conversion Election”), which may be made contingent upon the happening of any event.

(c)    Mechanics of Conversion.  In order to convert shares of Preferred Stock into shares of Common Stock as provided in Section 4(a) above, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and, in accordance with paragraph (j) below, a check payable to such holder in the amount of any cash amount payable in lieu of any fractional share of Common Stock that would otherwise be issuable to such holder as the result of such conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  The automatic conversion of shares of Preferred Stock pursuant to Section 4(b) above shall be deemed to be effective immediately prior to the consummation of the Initial Public Offering or at the close of business on the day set forth as the effective date for such conversion in an Automatic Conversion Election (or upon the happening of the event on which such election is contingent), whether or not the holder thereof has surrendered the certificate therefor and, upon such automatic conversion, the shares of Preferred Stock so converted shall cease to be outstanding and the holders thereof shall be entitled only to receive certificates evidencing the Common Stock issued upon such conversion against delivery of the certificates evidencing such shares.  The Corporation shall give written notice of any automatic conversion (i) resulting from the consummation of the Initial Public Offering, to all holders of Preferred Stock within five (5) business days following the consummation of the Initial Qualifying Public Offering and (ii) resulting from an Automatic Conversion Election, to all holders of Preferred Stock converted as a result thereof within five (5) business days of the receipt by the Corporation of the Automatic Conversion Election.

(d)    Adjustment of Conversion Price.  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)    Issuance of Next Series Stock or Additional Stock below Purchase Price.  If the Corporation issues, after the date upon which this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) is filed with the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for consideration per share less than the then applicable Conversion Price for a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then, in each such case, the Conversion Price of such series of Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)    Adjustment Formula.  Except as otherwise provided in this Section 4(d)(i), whenever the Conversion Price is adjusted pursuant to this Section 4(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding (or deemed outstanding pursuant to the provisions of Section 4(d)(i)(E) below) immediately prior to such issuance (the “Fully Diluted Outstanding Common Stock”) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance would purchase at the Conversion Price in effect immediately prior to the issuance of such Additional Stock; and (y) the denominator of which shall be the number of shares of Fully Diluted Outstanding Common Stock plus the number of shares of such Additional Stock.

(B)    Definition of Additional Stock.  For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Filing Date other than:

(1)    Common Stock or Preferred Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2)    Common Stock (or options therefor, net of repurchases or expired options) issued or issuable to employees, officers or directors of the Corporation pursuant to a stock option plan, restricted stock purchase plan or other incentive stock plan or arrangement approved by the Board;

(3)    Common Stock or Preferred Stock, or notes, options or warrants to purchase Common Stock or Preferred Stock, issued to landlords, advisors, financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, in each case approved by the Board;

(4)    Common Stock or Preferred Stock issuable pursuant to the conversion or exercise of convertible or exercisable securities (i) issued or outstanding as of the date of this Restated Certificate, including without limitation, warrants, notes or other rights to acquire securities of the Corporation or (ii) issued under one of the numbered exceptions set forth in this Section 4(d)(i)(B);

(5)    Common Stock, Preferred Stock, or warrants or options to purchase Common Stock or Preferred Stock, issued or issuable in connection with joint ventures, development projects, the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization, or other strategic transactions, in each case provided that such issuances are approved by the Board;

(6)    the issuance or sale of the Series B Preferred Stock pursuant to the Series B Stock Purchase Agreement or the Common Stock issuable upon conversion of such Series B Preferred Stock;

(7)    Common Stock issued or issuable in a Qualified IPO pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event; and

(8)    Common Stock, Preferred Stock or options, warrants or other rights to purchase Common Stock or Preferred Stock, the issuance of which is (i) approved by the Board, and (ii) approved by the affirmative vote of at least two-thirds of the then outstanding shares of Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, as being excluded from the Conversion Price adjustments otherwise required pursuant to this Section 4(d)(i).

(C)    No Fractional Adjustments.  No adjustment of the Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

(D)    Determination of Consideration.  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board irrespective of any accounting treatment.

(E)    Deemed Issuances of Common Stock.  In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights (without taking into account potential antidilution adjustments) plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, right or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)    Upon the expiration of such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) and Section 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or Section 4(d)(i)(E)(4).

(F)    No Increase in Conversion Price.  Notwithstanding any other provisions of this Section 4(d)(i), except to the limited extent provided for in Section 4(d)(i)(E)(4) and Section 4(d)(i)(E)(5), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)    Stock Splits and Dividends.  In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)    Reverse Common Stock Splits.  If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e)    Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends or options or rights not referred to in Section 4(d)(ii)), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)    Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of such Preferred Stock, as the case may be, would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)    Reorganizations, Mergers and Consolidations.  If there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 2(c) of this Article IV), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and number of shares issuable upon conversion of each series of Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.  This subsection 4(g) shall similarly apply to successive reorganizations, mergers and consolidations.

(h)    No Impairment.  The Corporation shall not, by amendment of its Restated Certificate (except in accordance with Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(i)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Preferred Stock may be waived by the consent or vote of the holders of two-thirds of the outstanding shares of the Preferred Stock either before or after the issuance causing the adjustment.

(j)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder of such Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after such aggregation, such conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall pay, in lieu of issuing such fractional shares to which the holder would otherwise be entitled, cash equal to such fraction multiplied by the fair market value per share of Common Stock at the time of such conversion as determined by the Board in its sole discretion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(k)    Notices of Record Date.  In the event of any taking of the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(l)    Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(m)    Notices.  Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.    Voting Rights.

(a)    Common Stock.  Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

(b)    Preferred Stock.  Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 4 of this Restated Certificate at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(c)    General.  Subject to the other provisions of this Restated Certificate, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

6.    Protective Provisions.  So long as at least 10% of the Preferred Stock originally issued remains outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis:

(a)    amend, alter or repeal any provision of this Restated Certificate or the bylaws of the Corporation;

(b)    effect any Deemed Liquidation Event;

(c)    enter into any transaction with a stockholder, officer, director or affiliate of the Corporation not in the ordinary course of business;

(d)    declare or pay any dividends on any capital stock;

(e)    redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing, or who have performed, services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares;

(f)    authorize, designate or issue, whether by reclassification or otherwise, any other equity security, including any security (other than Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock with respect to voting (other than the pari passu voting rights of Common Stock), redemption, conversion or preference upon liquidation, including any increase in the authorized or designated number of any such security;

(g)    enter into any borrowing, loan or other debt arrangement;

(h)    mortgage or pledge, or create a security interest in, all or substantially all of the properties or assets of the Corporation or any subsidiary;

(i)    own or acquire, or permit any subsidiary to own or acquire, any stock or other securities of any unrelated corporation, partnership or entity;

(j)    pay annual base compensation to any employee of the Corporation in excess of $200,000, unless specifically authorized in the Corporation’s then-current annual budget;

(k)    guarantee the payment or collection of a debt owed by any other person;

(l)    dispose of or encumber any of the Corporation’s material assets or intellectual property;

(m)    enter into any exclusive licensing arrangement with respect to the Corporation’s intellectual property;

(n)    deviate in any material respect from the Corporation’s then-current Annual Budget;

(o)    voluntarily liquidate or dissolve the Corporation or reclassify or recapitalize any outstanding capital stock of the Corporation;

(p)    enter into the ownership, management or operation of any business other than the businesses currently conducted or contemplated by the Corporation;

(q)    establish or acquire any new subsidiaries; or

(r)    amend, modify, waive, or fail to enforce any provision of the transaction documents to be executed in connection with the issuance and sale of the Series B Preferred Stock, or enter into any agreement which violates the transaction documents to be executed in connection with the issuance and sale of Series B Preferred Stock.

7.    Status of Converted Stock.  In the event any shares of Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.  The Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8.    Common Stock.

(a)    Dividends.  The holders of the Common Stock shall not be entitled to receive dividends without the prior payment of a like dividend on the Preferred Stock.

(b)    Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of hereof.

(c)    Redemption.  The Common Stock is not redeemable.  This clause (c) is not intended to and shall not prohibit (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing, or who have performed, services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares, or (ii) the purchase of shares of Common Stock from any other holder thereof pursuant to an agreement with such holder.

(d)    Voting Rights.  Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V
BYLAWS

Subject to the provisions of Section 6 of Article IV, the Board shall have the power to adopt, amend or repeal bylaws of the Corporation.

ARTICLE VI
INCORPORATOR

The name and mailing address of the incorporator is:

Jay Zoellner
150 Paularino Avenue, Suite A120
Costa Mesa, California 92626

ARTICLE VII
LIMITATION OF LIABILITY

To the fullest extent permitted by Section 145 of the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited as required by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII
INDEMNIFICATION OF AGENTS

1.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.    The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3.    Neither any amendment nor repeal of this Article nor the adoption of any provision of the Restated Certificate inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX
AMENDMENT AND APPROVAL

Subject to the provisions of Section 6 of Article IV, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by its duly authorized officer as of the 3rd day of March, 2010.

/s/ Jay Zoellner______________
Jay Zoellner
Chief Executive Officer